Exhibit 23.8
CONSENT OF DUFF & PHELPS, LLC
     We hereby consent to (i) the inclusion of our opinion letter, dated July 28, 2011, to the board of directors of Apartment Investment and Management Company and the general partners of AIMCO Properties, L.P. and Angeles Income Properties, Ltd. 6 as Annex B to the Information Statement/Prospectus (the “Information Statement/Prospectus”) relating to the proposed merger of Angeles Income Properties, Ltd. 6 and Angeles Income Properties 6, LP, followed by the merger of Angeles Income Properties 6, LP and AIMCO AIP 6 Merger Sub LLC, a wholly owned subsidiary of AIMCO Properties, L.P., which Information Statement/Prospectus forms a part of the Registration Statement on Form S-4 filed by Apartment Investment and Management Company and AIMCO Properties, L.P. on July 28, 2011 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), and (ii) the description of and references to such opinion and the references to our name under the headings “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Fairness of the Merger Transactions,” “SPECIAL FACTORS—Opinion of Financial Advisor,” and “THE TRANSACTIONS—Background of the Transactions” in the Information Statement/Prospectus.
     By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the Commission promulgated thereunder.

DUFF & PHELPS, LLC

By:	/s/ Duff & Phelps, LLC

Date: July 28, 2011